Calculation of Filing Fee Tables
S-8
General Motors Co
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	27,000,000	$ 76.65	$ 2,069,550,000.00	0.0001381	$ 285,804.86
Total Offering Amounts:						$ 2,069,550,000.00		$ 285,804.86
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 285,804.86
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share (the "Common Stock"), of the Registrant that may become issuable pursuant to the General Motors Company 2020 Long-Term Incentive Plan, as amended (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock. (2) Represents 27,000,000 additional shares of Common Stock that were added to the shares authorized for issuance to eligible persons under the Plan. (3) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on July 14, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources